Exhibit 10.01
THIRD AMENDMENT
TO THE
XCEL ENERGY INC. NON-QUALIFIED DEFERRED COMPENSATION PLAN

2009 Restatement

WHEREAS, Xcel Energy Inc. (the “Employer”) established the Xcel Energy Inc. Non-Qualified Deferred Compensation Plan (the “Plan”) for the benefit of its eligible employees; and

WHEREAS, the Employer now wishes to amend the Plan to provide for additional diversification of deferred Long-Term Incentive Awards granted to eligible employees;

NOW, THEREFORE, the Plan is hereby amended, effective November 1, 2016, as follows:

1.	Section 1.2.18A is amended to read as follows:
1.2.18A Long-Term Incentive Award - An award granted under the Xcel Energy Inc. 2005 Long-Term Incentive Plan, as amended and restated from time to time, or any successor plan thereto, other than an Option, Stock Appreciation Right or other form of award thereunder that is recognized by the Committee as an Annual Incentive Bonus for purposes of this Plan.

2.	Section 1.2.18B is amended to read as follows:
1.2.18B Long-Term Incentive Deferral Subaccount - the account, if any, maintained for a Participant to which are credited deferrals of Long-Term Incentive Awards payable to the Participant. For purposes of this Section, a Long-Term Incentive Award may be considered “performance-based compensation” if the award is based on services performed over a period of at least twelve months and meets the definition of “performance-based compensation” found in Code Section 409A and the regulations issued thereunder.

3.	Section 2.1.2 is amended to read as follows:
Each Participant may elect to make contributions to the Plan by filing a deferral election with the Committee by such date as the Committee shall prescribe, which date shall (a) as to Base Salary, Annual Incentive Bonus and Long-Term Incentive Award deferrals, be no later than December 31 of the Plan Year prior to the beginning of the Plan Year to which such election is to apply, except that (b) if the Annual Incentive Bonus or Long-Term Incentive Award is determined by the Committee to be “performance-based compensation” within the meaning of Treasury Regulation §1.409A-2(a)(8), the Committee may permit such election to be made no later than six months before the end of the performance period to which such election relates, and (c) the Committee may permit such election to be made within 30 days of the grant date of a Long-Term Incentive Award if the terms of such Award satisfy the requirements of Treasury Regulation §1.409A-2(a)(5). Participants who are classified by the Employer as “Section 16 Officers” (as such term is defined by rules promulgated by the Securities and Exchange Commission) or as “Business Unit Vice Presidents” and above will be eligible for deferrals of Long-Term Incentive Awards. The Administrator, or to the extent authority has been delegated to the Committee, the Administrator or the Committee reserves such discretion to add additional classes of Participants who are eligible for deferrals of Long-Term Incentive Awards.

4.	Subparagraph (c) of Section 3.1.1 is amended to read as follows:
(c) Long-Term Incentive Award Deferrals. For each Plan Year, any Participant authorized to do so in accordance with Section 2.1.2 may elect to make a pre-tax deferral of all or part of any Long-Term Incentive Award granted to such Participant.

5.	Subparagraph (f) of Section 3.3 is amended to read as follows:
(f) Long-Term Incentive Award Deferrals. Within a reasonable time following the date that the amount of a Long-Term Incentive Award elected by a Participant to be deferred would otherwise be paid to such Participant, the Employer shall credit the Participant’s Long-Term Incentive Deferral Subaccount with such amount. The Employer will create such additional separate sub-accounts as is necessary to distinguish between the portion of the Long-Term Incentive Deferral Subaccount that is required to be invested in the Company Stock Fund pursuant to Section 3.4.1 and the portion no longer subject to such limitation.

6.	Section 3.4.1 is amended by inserting the following new last sentence:
Notwithstanding the foregoing, if payment of all or any portion of a Long-Term Incentive Award is deferred, the deemed investment of the deferred amount shall be required to be made in the Investment Fund consisting of common stock of the Principal Sponsor (the “Company Stock Fund”) for the greater of (i) six months from the date of deferral or (ii) such period following the date of deferral as is specified in the Principal Sponsor’s stock ownership guidelines for officers. Following such period, the Participant is permitted to elect to diversify into any other permitted Investment Fund in accordance with the provisions of Section 3.4.2.

7.	Subparagraph (b) of Section 3.4.3 is amended by deleting the sentences that had been added to that subparagraph by the Second Amendment to the Plan, effective May 21, 2013 (the “Second Amendment”).
8.    Section 3.4.4 is deleted in its entirety.
9.    Section 3.4.5 is deleted in its entirety.
10.    Section 5.7.2 is amended to read as follows:

5.7.2    Change in Control. Each Participant’s Account shall be paid to him in a single cash lump sum within 90 days of the occurrence of an effective change in ownership or effective change in control of his or her Employer, or a change in the ownership of a substantial portion of the assets of his or her Employer, as such terms are defined and in a manner consistent with the provisions of Code §409A and Treasury Regulation § 1.409A-3(i)(5). Valuation of the portion of the Participant’s Account consisting of phantom shares of common stock of the Company will be valued at the price of a share of the Sponsor’s common stock on the effective date of a change in control.

11.	Section 5.9 is amended by deleting the sentences that had been added to that Section by the Second Amendment.

IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed this 30th day of September, 2016.

XCEL ENERGY INC.

By:	/s/ MARVIN E. MCDANIEL, JR
Marvin E. McDaniel, Jr
Title: Executive Vice President, Group President, Utilities and Chief Administrative Officer